SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.      )
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Leadis Technology, Inc .

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LEADIS TECHNOLOGY, INC.
Sunnyvale Business Park
800 W. California Avenue, Suite 200
Sunnyvale, CA 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 4, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Leadis Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 4, 2008 at 11:30 a.m. local time at the Company’s offices located at Sunnyvale Business Park, 800 W. California Avenue, Suite 200, Sunnyvale, CA 94086 for the following purposes:

1. To elect 3 directors to hold office until the 2011 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 18, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ John K. Allen
John K. Allen
Chief Financial Officer and Secretary

Sunnyvale, California
April 29, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Proposal 1 Election Of Directors
Corporate Governance
Report of the Compensation Committee on Executive Compensation
Report of the Audit Committee
Proposal 2
Security Ownership Of Certain Beneficial Owners And Management
Equity Compensation Plan Information
Certain Relationships and Related Transactions
Stockholder Proposals for the 2009 Annual Meeting
Householding of Proxy Materials
Annual Report on Form 10-K
Other Matters

LEADIS TECHNOLOGY, INC.
Sunnyvale Business Park
800 W. California Avenue, Suite 200
Sunnyvale, CA 94086

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (sometimes referred to as the “Board”) of Leadis Technology, Inc. (sometimes referred to as the “Company” or “Leadis”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 2, 2008 to all stockholders of record as of the record date entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 18, 2008 will be entitled to vote at the annual meeting. On this record date, there were 29,139,106 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2008 your shares were registered directly in your name with Leadis’ transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•	Election of three directors; and

•	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us such that it is received by us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Leadis. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 18, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will bear the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 ratifying the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the record date, April 18, 2008, are represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2008.

Proposal 1

Election Of Directors

Our Board of Directors is divided into three classes: Class I, Class II and Class III. There are currently three directors in each class, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. The directors comprising each class are as follows:

•	Our Class I directors are Antonio Alvarez, Alden Chauvin, Jr. and James Plummer, and their terms will expire at the upcoming Annual Meeting of Stockholders.

•	Our Class II directors are Byron Bynum, Keunmyung (“Ken”) Lee and Jack Saltich, and their terms will expire at the annual meeting of stockholders to be held in 2009.

•	Our Class III directors are Kenneth Goldman, Douglas McBurnie and I-Wei Wu, and their terms will expire at the annual meeting of stockholders to be held in 2010.

The only change in the composition of the Board since our 2007 annual meeting of stockholders is the addition of Dr. Wu, who was appointed to the Board in March 2008.

Mr. Alvarez is currently a director of the Company who was appointed by the Board in connection with his hiring as our Chief Executive Officer in 2005. Mr. Chauvin is currently a director of the Company and was appointed by the Board upon recommendation by the Nominating and Corporate Governance Committee in 2007. Dr. Plummer was appointed to the Board prior to our 2004 initial public offering upon recommendation from a member of our management team and was re-elected by stockholders at our 2005 annual meeting of stockholders. If elected at the upcoming annual meeting, Mr. Alvarez, Mr. Chauvin and Dr. Plummer each would serve until the 2011 annual meeting of stockholders and until his successor is elected and has qualified, or until the earlier of his death, resignation or removal. Following are brief biographies for Mr. Alvarez, Mr. Chauvin and Dr. Plummer.

Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Antonio Alvarez

Antonio Alvarez joined Leadis in November 2005 as our President and Chief Executive Officer, and is a member of our Board of Directors. From 1987 to 2005, Mr. Alvarez held various positions at Cypress Semiconductor Corporation, a semiconductor manufacturer, most recently as Senior Vice President, Memory and Imaging Products Division where he was responsible for Cypress’ SRAM, non-volatile memory and imaging products. From 1989 to 2001, Mr. Alvarez served as Cypress’ Senior Vice President of Research and Development. Prior to joining Cypress, Mr. Alvarez held various technical engineering positions at Motorola, Inc., a wireless and broadband communications company. Mr. Alvarez also serves on the board of directors of ChipMos Technologies, Inc. and several privately-held technology companies. Mr. Alvarez holds B.S. and masters degrees in Electrical Engineering from Georgia Institute of Technology.

Alden Chauvin, Jr.

Alden Chauvin, Jr. has been a member of our Board of Directors since March 2007. Mr. Chauvin is a retired executive with significant semiconductor experience, primarily in sales and marketing functions. Prior to his retirement, Mr. Chauvin served as the Vice President, Worldwide Sales for Intersil Corporation, a semiconductor manufacturer, from May 2002 until October 2006, following Intersil’s acquisition of Elantec Semiconductor, Inc., a semiconductor manufacturer, in May 2002. Prior to that, Mr. Chauvin was Vice President of Worldwide Sales for Elantec from March 1999 to May 2002. From 1986 until 1997, Mr. Chauvin served as Vice President of North America Sales and later Vice President of Worldwide Sales for Sierra Semiconductor, a semiconductor manufacturer. Mr. Chauvin started his career at Texas Instruments, Inc. in various engineering, operations, marketing, and sales management roles from 1969 to 1986. Mr. Chauvin received a B.S. degree in Industrial Technology from Louisiana State University.

James Plummer

James Plummer has been a member of our Board of Directors since January 2001. Dr. Plummer has been Dean of the School of Engineering at Stanford University since September 1999 and a Professor of Electrical Engineering at Stanford University since 1978. Dr. Plummer is a member of the board of directors of Intel Corporation and International Rectifier Corporation, each of which is a semiconductor manufacturer. He also serves on the technical advisory boards of several semiconductor companies. Dr. Plummer holds a B.S. in Electrical Engineering from the University of California, Los Angeles, and an M.S. in Electrical Engineering and a Ph.D. in Electrical Engineering from Stanford University.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Corporate Governance

Independence of the Board of Directors

The Nasdaq Global Stock Market (“Nasdaq”) listing standards require a majority of the members of our Board of Directors to qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that all of the Company’s non-employee directors are independent directors within the meaning of the applicable Nasdaq listing standards. Mr. Alvarez and Dr. Lee do not qualify as independent because they are employees of the Company.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all officers, directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on the investor relations portion of our corporate website at www.leadis.com. 1 If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Corporate Governance Guidelines

The Board has adopted written corporate governance guidelines, which are available on the investor relations portion of our corporate website at www.leadis.com. These guidelines set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. These guidelines may be reviewed and modified by the Board from time to time.

Meetings of the Board of Directors

The Board met nine times during the 2007 fiscal year and acted by unanimous written consent one time. Each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. During the 2007 fiscal year the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Mr. Saltich has been appointed lead independent director and presides over the executive sessions of the independent directors.

1 Information contained on our website is not part of this Proxy Statement.

Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company. Below is a description of each committee.

Audit Committee

The Audit Committee is currently comprised of three directors: Mr. Goldman (Chair), Mr. McBurnie and Dr. Plummer. The Audit Committee met nine times during the 2007 fiscal year. The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of our independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee’s report is set forth below in the section titled “Report of the Audit Committee.” The Audit Committee has adopted a written Audit Committee Charter, a copy of which is attached as Appendix A to these proxy materials and is available on the investor relations portion of our corporate website at www.leadis.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards) and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Board has determined that Mr. Goldman qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Goldman’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Compensation Committee

The Compensation Committee is currently comprised of three directors: Mr. Saltich (Chair), Mr. Bynum and Mr. Chauvin, each of whom is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). Mr. Chauvin was appointed to the Compensation Committee in June 2007. The Compensation Committee met four times and acted by unanimous written consent two times during the 2007 fiscal year. The Compensation Committee’s report is set forth below in the section titled “Report of the Compensation Committee.” Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the “Compensation Discussion and Analysis” below. The Company also has a Non-Officer Stock Option Committee comprised of Mr. Saltich, Mr. Alvarez and Mr. Allen, our Chief Financial Officer, that may award stock options to employees who are not executive officers, subject to guidelines approved by the Compensation Committee. The charter for our Compensation Committee is available on the investor relations portion of our corporate website at www.leadis.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of three directors: Mr. McBurnie (Chair), Mr. Chauvin and Dr. Wu, each of whom is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). Mr. Saltich also served as member of the Nominating and Corporate Governance Committee until March 2008, when he was replaced by Dr. Wu. The Nominating and Corporate Governance Committee formally met one time during the 2007 fiscal year. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election as directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and overseeing all aspects of the Company’s corporate governance functions on behalf of the Board. The charter for our Nominating and Corporate Governance Committee can be found on the investor relations portion of our corporate website at www.leadis.com.

Nominations for Director

The Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be satisfied by a candidate for a position on the Board. The Nominating and Corporate Governance Committee intends to consider all of the relevant qualifications of candidates for director, including such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, the ability to read and understand basic financial statements and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Nominating and Corporate Governance Committee, however, retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. At this time, the Nominating and Corporate Governance Committee does not believe that the establishment of stated, specific minimum qualifications for director candidates is necessary or appropriate. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 800 W. California Avenue, Suite 200, Sunnyvale, California 94086 at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Leadis has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Persons interested in communicating with the Board or a particular director, or to the independent directors generally, should send their communication to: Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086. Please include your name and address in the communication and indicate whether you are a current stockholder of the Company. These communications will be reviewed by the Company’s counsel or Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). If no particular director is named, letters will be forwarded, depending on the subject matter, to our Lead Independent Director or the Chair of the appropriate Board committee.

Director Attendance at the Annual Meeting

The Board does not have a formal policy with respect to attendance of its members at the annual meeting of stockholders, but does encourage directors and nominees for director to attend the meeting. All but one of our directors attended our 2007 annual meeting of stockholders.

Reimbursement of Expenses

The members of the Board are eligible for reimbursement of expenses incurred in connection with their attendance of Board meetings in accordance with our policy.

Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended December 31, 2007.

	Fees Earned or		All Other
	Paid in Cash	Option Awards	Compensation	Total
Name	($)	($)(1)(2)	($)	($)

Jack Saltich	39,500	40,940	—	80,440
Byron Bynum	33,500	24,948	—	58,448
Alden Chauvin, Jr.	27,000	15,610	—	42,610
Kenneth Goldman	40,000	46,312	—	86,312
Douglas McBurnie	40,000	42,343	—	82,343
James Plummer	35,000	24,718	—	59,718
I-Wei Wu(3)	0	0	—	0

(1)	Amounts shown in this column reflect the compensation expense that we recognized in fiscal 2007 for all outstanding option awards held by the individual as determined pursuant to Statement of Financial Accounting Standards No. 123(R), excluding any estimate of future forfeitures (“FAS 123R”). The assumptions used to calculate the value of option awards are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise will be equal to the FAS 123R value shown in this column.

(2)	The table below sets forth the aggregate number of shares of common stock, including vested and unvested shares, subject to option awards held by our non-employee directors as of December 31, 2007:

Name	Option Awards

Jack Saltich	53,333
Byron Bynum	45,000
Alden Chauvin, Jr.	41,666
Kenneth Goldman	35,000
Douglas McBurnie	55,000
James Plummer	177,500
I-Wei Wu(3)	0

(3)	Dr. Wu was appointed to the Board in March 2008.

Narrative of Director Compensation

Under our cash compensation plan for non-employee directors, we pay each non-employee director an annual retainer of $30,000. The Chairman of the Audit Committee receives an additional $10,000 and each member of the Audit Committee is paid an additional $5,000 for serving on the committee. The Chairman of the Compensation Committee receives an additional $7,000 and each member of the Compensation Committee is paid an additional $3,500 for serving on the committee. The Chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 and each member of the Nominating and Corporate Governance Committee is paid an additional $2,500 for serving on the committee.

Each non-employee director also receives stock option grants under the Company’s 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986. Prior to the Company’s initial public offering in June 2004, non-employee directors of the Company were also granted options under the Company’s 2004 Equity Incentive Plan and the Company’s 2000 Stock Incentive Plan. The exercise price of such grants was equal to the fair market value of our common stock on the date of the option grant.

Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, each non-employee director is automatically granted, without further action by the Board, an option to purchase 40,000 shares of our common stock upon his or her initial election or appointment to the Board. In addition, on the day following each annual meeting of stockholders, each non-employee director is automatically granted an annual grant to purchase 10,000 shares of our common stock; provided, however, that the first annual grant to any non-employee director shall be increased or decreased to a number calculated by multiplying (x) a fraction, the numerator of which shall be the full number of months since the date such non-employee director became a member of the Board and the denominator of which shall be 12, by (y) 10,000. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant (based on the closing price of our common stock on the Nasdaq Global Market on the last trading day prior to the date of grant).

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee of the Board consists of Mr. Saltich, Mr. Bynum and Mr. Chauvin. No member of our compensation committee, and none of our executive officers, has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

Report of the Compensation Committee
on Executive Compensation

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Leadis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC.

COMPENSATION COMMITTEE:

Jack Saltich, Chair
Byron Bynum
Alden Chauvin, Jr.

Report of the Audit Committee

The following report of the Audit Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any other Leadis filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s annual financial statements on behalf of the Board of Directors. The Audit Committee is comprised of Kenneth Goldman (Chair), Douglas McBurnie and James Plummer, each of whom satisfies the independence criteria of the Nasdaq listing standards for serving on an audit committee. The Audit Committee held nine meetings during the fiscal year ended December 31, 2007.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Leadis’ financial reporting, internal controls and audit functions. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. Management is responsible for the preparation, presentation and integrity of Leadis’ financial statements; accounting and financial reporting principles; maintaining effective internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP, Leadis’ independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” which include, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, which relates to PricewaterhouseCoopers LLP’s independence from Leadis and its related entities, and has discussed their independence from Leadis, including whether PricewaterhouseCoopers LLP’s provision of non-audit services was compatible with that independence.

In reliance on these reviews and discussions, and the report of PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Leadis’ Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Audit Committee:

Kenneth Goldman, Chair
Douglas McBurnie
James Plummer

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the Company’s inception in May 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm to serve as the Company’s independent registered public accounting firm for the 2008 fiscal year. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2006 and 2007, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31
	2007	2006

Audit Fees	$863,000	$840,000
Audit-related Fees	—	—
Tax Fees	12,000	10,000
All Other Fees	2,000	2,000

Total Fees	$877,000	$852,000

The Audit fees were for professional services provided in connection with the audit of our year-end financial statements, including fees related to the audit of the effectiveness of our internal control over financial reporting and review of our quarterly financial statements.

Tax fees were for assistance with the preparation of our tax returns and for tax consulting services.

All Other fees were provided in connection with our license of accounting related technology tools.

All fees described above were approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Information about our Executive Officers and Directors

Set forth below is certain information regarding our named executive officers, other members of our management team and our directors as of April 1, 2008.

Name	Age	Position

Antonio Alvarez	51	President, Chief Executive Officer and Director
Keunmyung (“Ken”) Lee, Ph.D.	50	Executive Vice President, Chief Technology and Operating Officer and Director
John K. Allen	44	Chief Financial Officer and Secretary
Jose Arreola, Ph.D.	58	Executive Vice President of Engineering
Paul Novell	39	Executive Vice President of Marketing
Eric Rosser	44	Executive Vice President of Worldwide Sales
Kaichiu (“Skip”) Wong	43	Executive Vice President of Operations
Byron Bynum	67	Director
Alden Chauvin, Jr.	62	Director
Kenneth Goldman	58	Director
Douglas McBurnie	65	Director
James Plummer, Ph.D.	63	Director
Jack Saltich	65	Director
I-Wei Wu, Ph.D.	55	Director

Antonio Alvarez joined Leadis in November 2005 as our President and Chief Executive Officer, and is a member of our Board of Directors. From 1987 to 2005, Mr. Alvarez held various positions at Cypress Semiconductor Corporation, a semiconductor manufacturer, most recently as Senior Vice President, Memory and Imaging Products Division where he was responsible for Cypress’ SRAM, non-volatile memory and imaging products. From 1989 to 2001, Mr. Alvarez served as Cypress’ Senior Vice President of Research and Development. Prior to joining Cypress, Mr. Alvarez held various technical engineering positions at Motorola, Inc., a wireless and broadband communications company. Mr. Alvarez also serves on the boards of directors of ChipMos Technologies, Inc. and several privately-held technology companies. Mr. Alvarez holds B.S. and masters degrees in Electrical Engineering from Georgia Institute of Technology.

Keunmyung (“Ken”) Lee serves as our Executive Vice President and Chief Technology and Operating Officer, and has been a member of our board of directors since August 2002. Dr. Lee joined Leadis in August 2000 as our Chief Technology Officer and Vice President, and has been our Executive Vice President since January 2004 and our Chief Operating Officer since April 2005. From 1985 until joining Leadis, Dr. Lee held various positions at Hewlett-Packard Company, a technology, personal computing and service company, including principal project engineer and manager. Dr. Lee holds a B.S. degree in Electronics Engineering from Seoul National University, and M.S. and Ph.D. degrees in Electrical Engineering and Computer Science from the University of California, Berkeley.

John Allen is our Chief Financial Officer and Corporate Secretary. Mr. Allen joined Leadis in January 2004 as Corporate Controller and was promoted to Vice President in March 2006 and to Chief Financial Officer and Corporate Secretary in April 2007. Prior to joining Leadis, Mr. Allen served as the Corporate Controller of Asyst Technologies, Inc., a semiconductor equipment company, from January 2002 to January 2004. From May 2000 to January 2002, Mr. Allen was Vice President, Corporate Controller of Arcot Systems, a software company. Prior to that, Mr. Allen served in finance management roles at Xilinx, Inc., and Advanced Micro Devices, Inc., both semiconductor manufacturers. Mr. Allen holds a B.A. degree in Business Economics from the University of California, Santa Barbara, and is a Certified Public Accountant in the state of California.

Jose Arreola joined Leadis in January 2006 as our Executive Vice President of Engineering. From 2001 until joining Leadis, Dr. Arreola served as President and CEO of Kovio, Inc., a privately-held semiconductor company engaged in the emerging field of “printed electronics.” From 1983 to 2001, Dr. Arreola served in various capacities at Cypress Semiconductor, most recently as Vice President of Process Technology R&D. Dr. Arreola holds a B.S.

degree in Electrical Engineering from Universidad Iberoamericana, and masters and Ph.D. degrees in Electrical Engineering from the University of Florida.

Paul Novell joined Leadis in September 2006 as our Vice President of Sales and Marketing and was promoted to Executive Vice President in April 2007. Prior to joining Leadis, Mr. Novell served as Vice President of Worldwide Sales and Marketing for Staccato Communications, a privately-held supplier of wireless communication IC’s. From 1994 to 2006, Mr. Novell served in various engineering, marketing and sales positions for Cypress Semiconductor, most recently as Managing Director for Asia-Pacific Sales and Operations. Prior to his tenure at Cypress, Mr. Novell worked for IBM as a design engineer. Mr. Novell holds B.S. and masters degrees in Electrical Engineering from the University of Florida.

Eric Rosser joined Leadis in September 2007 as our Vice President of Worldwide Sales, and was promoted to Executive Vice President of Worldwide Sales in March 2008. Prior to joining Leadis, Mr. Rosser served as Vice President of Sales for Staccato Communications, a privately-held supplier of wireless communication IC’s, from February 2004 to August 2007. From August 2001 to September 2002, Mr. Rosser was President and CEO of Arampa Corporation, a manufacturer of application intelligent access routers. From December 1997 to August 2001, he served as Vice President of Sales and then President of Allot Communications Ltd., an IP QoS company. Prior to joining Allot, Mr. Rosser held a variety of sales and engineering positions with Tekelec, Data General (acquired by EMC Corporation in 1999) and Data Management Resources. Mr. Rosser holds a B.S. degree in engineering from Harvey Mudd College.

Kaichiu (“Skip”) Wong joined Leadis in October 2007 as our Executive Vice President of Operations. Prior to joining Leadis, Mr. Wong served as Senior Director of Operations for Marvell Semiconductor from April 2006 to September 2007. From 1990 to 2006, Mr. Wong served in various engineering, product development and operations management positions for Cypress Semiconductor, most recently as Director of Operations, Memory & Imaging Products Division. Mr. Wong holds B.S. and masters degrees in Electrical Engineering from Case Western Reserve University and an Executive MBA from Harvard Business School.

Byron Bynum has been a member of our Board of Directors since November 2006. Mr. Bynum is a partner of Integrated Custom Power LLC, an analog/mixed-signal integrated circuit design consulting firm he co-founded in 2003. From August 1979 to April 1997, Mr. Bynum served Motorola, Inc. in several capacities, including as Vice President and director of product development for the Analog IC Division and director of advanced design technology development. From 1969 to 1979, Mr. Bynum served as an IC designer and a director of IC design at Texas Instruments, Inc., a semiconductor and personal computing company. Mr. Bynum began his career with Boeing Company in 1965. Mr. Bynum is an author of 23 patents in circuit technology and holds a B.S. degree in Electrical Engineering from the University of Texas, Austin.

Alden Chauvin, Jr. has been a member of our Board of Directors since March 2007. Mr. Chauvin is a retired executive with significant semiconductor experience, primarily in sales and marketing functions. Prior to his retirement, Mr. Chauvin served as the Vice President, Worldwide Sales for Intersil Corporation from May 2002 until October 2006, following Intersil’s acquisition of Elantec Semiconductor, Inc. in May 2002. Prior to that, Mr. Chauvin was Vice President of Worldwide Sales for Elantec from March 1999 to May 2002. From 1986 until 1997, Mr. Chauvin served as Vice President of North America Sales and later Vice President of Worldwide Sales for Sierra Semiconductor. Mr. Chauvin started his career at Texas Instruments, Inc. in various engineering, operations, marketing, and sales management roles from 1969 to 1986. Mr. Chauvin received a B.S. degree in Industrial Technology from Louisiana State University.

Kenneth Goldman has been a member of our Board of Directors since January 2004. Mr. Goldman currently serves as the senior vice president and chief financial officer of Fortinet, Inc., a privately-held network security systems supplier. From November 2006 to August 2007, Mr. Goldman served as executive vice president and chief financial officer of Dexterra, Inc., a provider of mobile enterprise software. He served as senior vice president, finance and administration, and chief financial officer of Siebel Systems, Inc., a provider of customer software solutions and services (which was acquired by Oracle Corporation in January 2006), from August 2000 to March 2006. Prior to joining Siebel Systems, he served as the chief financial officer of Excite@Home Corporation, Sybase, Inc., Cypress Semiconductor and VLSI Technology, Inc. Mr. Goldman also serves on the board of directors of BigBand Networks, Inc., Infinera Corporation and Starent Networks Corp. Mr. Goldman served on the board of

Juniper Networks, Inc. from September 2003 until his resignation in January 2008. He is currently on the board of trustees of Cornell University and is a member of the Treasury Advisory Committee on the Auditing Profession. He was formerly a member of the Financial Accounting Standards Board Advisory Council from 2000 to 2003. Mr. Goldman holds a B.S. degree in electrical engineering from Cornell University, and a MBA from Harvard Business School.

Douglas McBurnie has been a member of our Board of Directors since November 2005. Since 1998, Mr. McBurnie has served as a consultant to and director for several public and private technology companies. From August 1997 to October 1998, Mr. McBurnie served as Senior Vice President, Computer, Consumer & Network Products Group at VLSI Technology, Inc., a semiconductor manufacturer. Before joining VLSI, Mr. McBurnie served in several capacities for National Semiconductor, a semiconductor manufacturer, from June 1994 to August 1997, most recently as Senior Vice President and General Manager of its Communications and Consumer Group. Mr. McBurnie is a member of the board of directors of Monolithic Power Systems, Inc., a semiconductor manufacturer. Mr. McBurnie holds a B.A. degree from Baldwin Wallace College.

James Plummer has been a member of our Board of Directors since January 2001. Dr. Plummer has been Dean of the School of Engineering at Stanford University since September 1999 and a Professor of Electrical Engineering at Stanford University since 1978. Dr. Plummer is a member of the board of directors of Intel Corporation and International Rectifier Corporation, each of which is a semiconductor manufacturer. He also serves on the technical advisory boards of several semiconductor companies. Dr. Plummer holds a B.S. in Electrical Engineering from the University of California, Los Angeles, and an M.S. in Electrical Engineering and a Ph.D. in Electrical Engineering from Stanford University.

Jack Saltich has served as a member of our Board of Directors since January 2006. Mr. Saltich is currently serving as the Chairman and interim Chief Executive Officer of Vitex Systems, Inc., a provider of display technology. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems Inc., manufacturer of display systems. From 1993 to 1999, Mr. Saltich served as Vice President with Advanced Micro Devices , where his last position was General Manager of their European Center in Dresden, Germany. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc., a wireless and broadband communications company. Mr. Saltich also serves on the board of directors of Atmel Corporation, a semiconductor company, Immersion Corporation, a developer of haptic technology, InPlay Technologies, Inc., a licensing and pen computer manufacturing company, Ramtron International Corporation, a semiconductor company, and Vitex Systems. Mr. Saltich also serves on the Technical Advisory Board of DuPont Electronic Materials Business. Mr. Saltich received both B.S. and masters degrees in electrical engineering from the University of Illinois. In 2002, he received a distinguished alumni award from the University of Illinois.

I-Wei Wu has served as a member of our Board of Directors since March 2008. Dr. Wu currently serves as an industry consultant for Prudence Capital, a venture capital firm based in Taiwan, and as a visiting professor at the Institute of Technology Management, National Chiao-Tung University. In 1999, Dr. Wu founded, and later served as Executive Vice President and Managing Director of, Toppoly Optoelectronics Corporation, a flat panel display manufacturer, from 2000 to 2005. Prior to founding Toppoly Optoelectronics, Dr. Wu was in charge of the Flat Panel Display Program for the Electronics Research & Service Organization (ERSO) of the Industrial Technology Research Institute in Taiwan from 1997 to 1999. From 1987 to 1997, Dr. Wu worked for Xerox PARC. Dr. Wu started his career at Intel Corporation in 1983. Dr. Wu holds a B.S. degree in Physics and M.S. degree in Materials Science, both from National Tsing Hua University in Taiwan, as well as a Ph.D. in Materials Science from the University of California at Berkeley.

Security Ownership Of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 1, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all named executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total (%)

Directors and Executive Officers
Antonio Alvarez(2)	621,250	2.1
Ken Lee(3)	1,523,927	4.9
John Allen(4)	138,421	*
Victor Lee(5)	381,906	1.3
Jose Arreola(6)	181,366	*
Paul Novell(7)	65,352	*
Byron Bynum(8)	18,332	*
Alden Chauvin(9)	12,221	*
Kenneth Goldman(10)	85,728	*
Douglas McBurnie(11)	36,665	*
James Plummer(12)	175,728	*
Jack Saltich(13)	44,166	*
I-Wei Wu(14)	833	*
All executive officers and directors as a group (13 persons)(15)	3,285,895	10.7
5% Stockholders
Dialectic Capital Management, LLC(16)	2,267,500	7.8
153 East 53rd Street, 29th Floor
New York, NY 10022
Kettle Hill Capital Management, LLC(17)	2,866,000	9.9
101 Park avenue, 23rd Floor
New York, NY 10178
Renaissance Technologies LLC(18)	2,033,800	7.0
800 Third Avenue
New York, NY 10022
George S. Sarlo(19)	1,471,664	5.1
Arthur S. Berliner
750 Battery Street, 7th Floor
San Francisco, CA 02109

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,086,906 shares outstanding on March 1, 2008, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed is c/o Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

(2)	Includes 496,875 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008, and 4,375 issuable pursuant to a restricted stock unit award.

(3)	Includes 300,000 shares held by Keunmyung Lee and Buyong Lee, or successors in trust, under the Edina Yerim-Holly Trust dated 11/26/03 (the “Yerim-Holly Trust”), of which Dr. Lee is a co-trustee and 891,500 shares held by Keunmyung Lee and Buyong Lee, Trustees, Keunmyung Lee and Buyong Lee Living Trust dated 11/2/00. Dr. Lee disclaims beneficial ownership of the shares held by the Yerim-Holly Trust except to the extent of his pecuniary interest therein. Also includes 327,290 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(4)	Includes 104,244 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(5)	Mr. Lee resigned from the Company effective June 29, 2007. He had no outstanding options as of March 1, 2008.

(6)	Includes 178,645 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(7)	Includes 62,602 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(8)	Includes 18,332 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(9)	Includes 12,221 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(10)	Includes 33,228 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(11)	Includes 36,665 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(12)	Includes 175,728 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(13)	Includes 24,166 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(14)	Includes 833 shares issuable upon exercise of outstanding options exercisable within 60 days after March 1, 2008.

(15)	Includes 1,470,831 shares issuable upon exercise of stock options held by all executive officers and directors currently exercisable or exercisable within 60 days after March 1, 2008. See footnotes (2) through (14) above.

(16)	As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2008 by Dialectic Capital Management, LLC.

(17)	As reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008 by Kettle Hill Capital Management, LLC.

(18)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008 by Renaissance Technologies LLC.

(19)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on August 8, 2006 by George S. Sarlo and Arthur S. Berliner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

Executive Compensation

Compensation Discussion and Analysis

This Compensation and Discussion Analysis section discusses the principles underlying our compensation policies and practices for our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers as of December 31, 2007, as well as one former employee that served as our Chief Financial Officer for part of the year ended December 31, 2007 (our “named executive officers”). For purposes of this proxy statement, our named executive officers are:

Name	Title

Antonio Alvarez	President and Chief Executive Officer
Ken Lee	Executive Vice President and Chief Technology and Operating Officer
John Allen	Chief Financial Officer and Secretary
Victor Lee	Former Chief Financial Officer and Secretary
Jose Arreola	Executive Vice President of Engineering
Paul Novell	Executive Vice President of Marketing

The information in this section is intended to supplement, and should be read in conjunction with, the tables and quantitative compensation information that follows this section.

Compensation Overview

Historically, we have designed, developed and marketed one line of products: mixed-signal display drivers for small panel displays. Beginning in 2007, we are undergoing a transition to become a supplier of a broader range of analog and mixed-signal semiconductor products for mobile consumer applications, including audio, LED and power management and touch technology products. The success of this diversification strategy will be significantly influenced by the efforts of our employees, including our management team, who will need to develop and grow several new product lines. As a result, to succeed we will need to continue to attract highly-qualified employees, while also retaining and motivating our existing employees, including executive officers, as we go through this transitional phase.

Our compensation program for named executive officers is generally the same as for all of our employees. The goals of our executive compensation program are to (i) enable us to attract, retain and motivate top-notch employees, (ii) encourage the achievement of strategic corporate objectives, (iii) reward executive officers for extraordinary performance, and (iv) align compensation with our business objectives and the interests of our stockholders. As discussed in further detail below, our compensation program consists of, and is intended to strike a balance among, the following three principal components: base salary, cash bonuses based on performance, and long-term equity awards. For 2007 and 2008, the Company has placed greater emphasis on equity awards in light of the longer term focus on the Company’s diversification plan, retention goals, a freeze on salaries increases, and the absence of bonus payments.

All of our executive officers serve on an at will employment basis and not for a fixed term.

Compensation Committee Process and Role of Executive Officers

The Compensation Committee acts on behalf of the Board of Directors in discharging the Board’s responsibilities with respect to overseeing the Company’s compensation policies, plans and programs. The Compensation Committee is comprised of independent directors Jack Saltich (chair), Alden Chauvin and Byron Bynum. The Compensation Committee reviews and determines the compensation of the Chief Executive Officer and other executive officers, with its determination with respect to the Chief Executive Officer being subject to approval by the entire Board. For executive compensation decisions, the Compensation Committee typically considers the recommendations of Mr. Alvarez, and Mr. Alvarez typically participates in the Compensation Committee’s deliberations about executive officer compensation matters as he best understands the strengths, weaknesses and value of the members of his management team. Mr. Alvarez does not participate, however, in the determination of his own compensation.

In setting the level of cash and equity compensation for our executive officers, the Compensation Committee considers various factors, including the performance of the Company and each executive during the prior year; the uniqueness and relative importance of each executive’s skill set; the value of vested and unvested options held by each executive officer; the executive officer’s historical cash and equity compensation; and market data. The Compensation Committee has not adopted a set formula for the relative weight of these factors.

In determining both the cash and equity components of executive compensation, the Compensation Committee believes that it is important to consider the current practices of comparable, publicly-held companies to ensure that our executive compensation program as a whole is competitive and in line with industry standards. Accordingly, the Compensation Committee reviews data relating to compensation levels for comparable positions at similarly sized companies in the semiconductor industry. The Compensation Committee has not adopted formal benchmarking practices relative to its peer companies, but rather uses the comparable data as additional information in determining that our executive compensation is fair and reasonable. For 2005 and 2006, the Compensation Committee also engaged an outside compensation consultant to assist the Committee in its evaluation and determination of executive compensation.

The list of peer companies used in 2007 was based on a list that the Company developed in conjunction with its outside compensation consultant following the Company’s 2004 initial public offering. The Company selected a sample size of 20 companies for its peer group to help ensure the data accurately represented the competitive market. The companies comprising our peer group for 2007 were:

Actel Corporation	Echelon Corporation	PortalPlayer, Inc.
Advanced Analogic Technologies	Exar Corporation	SigmaTel Inc.
Anadigics, Inc.	Genesis Microchip Inc.	Sirenza Micro Devices
Atheros Communications Inc.	Ikanos Communications, Inc.	SiRF Technology Holdings
California Micro Devices Corp.	IXYS Corporation	Supertex Inc.
Centillium Communications Inc.	Monolithic Power Systems, Inc.	Volterra Semiconductor Corp.
Cirrus Logic Inc.	Pixelworks Inc.

In December 2007, the peer group was updated for the purposes of determining compensation for 2008. The Compensation Committee approved the addition of the following three companies to the peer group: Catalyst Semiconductor, Inc., Microtune, Inc., and Quicklogic Corporation. At the same time, the following three companies were removed from the peer group because either they were delinquent in their SEC filings or had been acquired: Actel Corporation, PortalPlayer, Inc., and Sirenza Micro Devices.

Elements of Compensation

Our compensation philosophy is designed to provide an executive compensation structure that is both competitive in the marketplace and also internally equitable based upon the weight and level of responsibilities in the respective executive positions. We seek to reward outstanding performance through financial incentives while aligning our financial results and the compensation paid to our executive officers with the enhancement of stockholder value. The principal components for the compensation of our named executive officers are:

•	base salary;

•	annual cash incentives (management bonus plan); and

•	long-term incentive awards (stock options and restricted stock awards).

Base Salary

Salaries of executive officers are principally based on the Compensation Committee’s evaluation of individual job performance, an assessment of the Company’s performance, consideration of salaries paid by the peer group companies to officers holding similar positions, and expectations about the officer’s future contributions to the Company. The Compensation Committee reviews salaries annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

The salaries of our named executive officers generally fall within the 50-60th percentile range relative to our peer companies, except for the base salary of John Allen, who was appointed Chief Financial Officer in April 2007, which is below the 25th percentile relative to our peer companies.

As part of an effort to control expenses while implementing its diversification plan, the Company chose not to raise base salaries for 2007 for any employees, including executive officers. In place of increases to base salaries, the Compensation Committee approved the issuance of restricted stock units (“RSUs”) to employees in March 2007, including the named executive officers, with the goals of retaining and motivating employees during the Company’s business transformation and controlling expenses. These RSUs vest over a two year period, with 50% of the shares vesting in February 2008 and 50% vesting in February 2009, provided that the employee continues to provide services to the Company. The RSUs granted to our named executive officers are reflected below under the heading Long-Term Equity Incentive Awards.

With the Company’s business transformation still underway, the Company again chose not to raise the base salaries of members of the management team for 2008, except in two instances where the executive had received a promotion and his salary was substantially below that of similarly situated officers at peer companies. As a result, Mr. Allen’s base salary for 2008 was increased from $210,000 to $220,500. We also increased the base salary of our new Executive Vice President of Worldwide Sales, who is not a named executive officer for purposes of this proxy statement. The Company did not grant any RSUs in 2008.

Management Incentive Plan

Cash bonuses are used to focus our management team on achieving key corporate objectives, to motivate certain desired individual behaviors and to reward the substantial achievement of these corporate objectives and individual goals. Mr. Alvarez, with input from the management team, annually develops our corporate goals, which are reviewed and, subject to their input, approved by the Compensation Committee and the Board of Directors. Individual performance goals vary depending on the Company’s strategic plan initiatives and the responsibilities of the positions held by the executive officers. Under the management bonus plans, bonus payments may range from 0% (if minimum objectives are not achieved) to a maximum of 150% (if results exceed objectives) of the target bonus amount. The target bonus amount for each executive officer is based on a percentage of his base salary, based on the executive’s unique skill set and experience level, historical contributions and relative importance to the Company. In 2007, the target bonus amounts ranged from 80% of base salary for Mr. Alvarez to 60% for Dr. Lee and Dr. Arreola and 50% for Mr. Allen and Mr. Novell.

The target bonus for Mr. Alvarez is based 100% on the Company’s performance relative to the corporate goals. The target bonus for other executive officers is split into two separate components, one of which is based on the corporate goals and the second of which is based on individual performance criteria. The target bonuses for these executive officers are weighted so that 80% of the bonus is based on the Company’s corporate performance and 20% is based on individual performance criteria. The Company’s Board of Directors or the Compensation Committee has the right to modify the objective performance goals, to grant bonuses in excess of the maximum target amounts, or to grant bonuses to the participants even if the performance goals are not met.

2007 Management Bonus Plan

Under the 2007 Management Bonus Plan (the “2007 Bonus Plan”), the corporate goals for each executive officer were based on the following corporate goals: the Company’s 2007 financial results, creating greater value in the Company’s core display driver products, and expanding the Company’s business beyond display driver products, as follows:

Percentage of
Corporate Goal Components	Corporate Goals

Financial Results	20%
• Revenue
• Gross Margin
• Operating income
Creating Value in Core Display Driver Products	30%
• Incorporating innovative technology
• Improving cost competitiveness of products
• Discretionary component
Expanding Business to New Markets	50%
• New product introductions
• Revenue results from new businesses
• Discretionary component

The 2007 Bonus Plan provided that the payout of any bonuses associated with successful performance of corporate goals would be deferred, as necessary, until such time as the Company achieved two consecutive quarters of profitability. Payment of bonuses earned for meeting individual goals were not subject to the profitability requirement, but were subject to the Company meeting certain minimum financial results in 2007. The Company did not pay any bonuses under the 2007 Bonus Plan as minimum financial objectives were not achieved by the Company in 2007.

2008 Management Bonus Plan

The Company adopted a substantially similar management bonus plan for 2008. Under the 2008 Management Bonus Plan (the “2008 Bonus Plan”), the corporate goals for each executive officer are based on the following corporate goals: the Company’s financial results, and creating growth and value in each of the Company’s product lines, as follows:

	Percentage of
Component	Corporate Goals

Financial Results	25%
• Revenue
• Gross Margin
• Operating income
Creating Growth and Value in Product Lines	75	%{	Display Driver products (20)%
• Develop innovative technology			Audio products (20)%
• Generate design wins and grow			LED/Power Management products (20)%
customer evaluation pipeline			Touch Technology products (15)%
• New product introductions
• Discretionary component

These objectives are designed to show growth over the Company’s financial and operational results for the prior year and establish a foundation for the Company’s diversification strategy and long term success. The Compensation Committee believes that the corporate objectives are attainable at the established target levels, but will require significant effort and timely execution by the Company’s management team. The Company’s Board of

Directors or the Compensation Committee has the right to modify the objective performance goals at any time based on business changes during the year.

The payout of any bonuses associated with performance to corporate goals will be deferred, as necessary, until such time as the Company has achieved two consecutive quarters of profitability, provided such occurs no later than the second quarter of 2009. Following two consecutive quarters of profitability, the Company will pay out bonuses earned under the 2008 Bonus Plan for achievement of the corporate goals up to a maximum of 15% of the aggregate non-GAAP operating income before tax for such two consecutive quarters. If the immediately succeeding quarter is also profitable, the Company will pay out any remaining earned bonuses up to a maximum of 15% of the aggregate non-GAAP operating income before tax for such immediately succeeding quarter. For purposes of the 2008 Bonus Plan, non-GAAP operating income excludes stock compensation expenses, acquisition-related intangibles and retention bonus payments. Any earned bonuses not paid out in such immediately succeeding quarter will be forfeited and not paid by the Company. Any bonuses earned for meeting individual goals will be paid in 2009 subject to the Company achieving minimum financial results in 2008.

Long-Term Equity Incentive Awards

Our 2004 Equity Incentive Plan provides for the issuance of options to employees, including executive officers, to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The Compensation Committee believes that stock options continue to be the most effective equity-based tool to motivate our executive officers to aggressively pursue our long-term strategic goals because options only have value if our stock price increases over time.

The Compensation Committee generally approves the grant of stock options to executive officers at the time of hire and annually at its regular meeting in the first quarter of the year. Generally, stock options have vested over a four-year period, to encourage executive officers to continue their employment, and typically have a term of six years. In determining the size of option grants to executive officers, the Compensation Committee considers the number of shares of our common stock subject to outstanding options, including exercise prices, already owned by each executive and the executive management team as a whole, the value of the executive to the Company, and comparative data for our peer group.

For 2007, the Compensation Committee approved a budget of 400,000 shares to be granted to the Company’s then-current management employees during the Company’s annual review process. This management option budget represented approximately 1.3% of the Company’s outstanding shares plus outstanding stock options as of December 31, 2006, which was determined by the Compensation Committee to be fair and reasonable in light of the freeze on base salaries, the importance of retaining the employment of the management team during the Company’s transitional phase, the Company’s focus on increasing long-term shareholder value, and the market practices in our peer group. The Compensation Committee initially granted options for 385,000 shares, less than the original budget, but subsequently awarded an option to Mr. Allen for 75,000 shares in connection with his promotion to Chief Financial Officer, which caused the option grants to executive officers to exceed the original budget. The actual size of each stock option grant allocated among the Company’s officers (other than to Mr. Alvarez), was based on the relative performance and responsibilities of each such officer, determined by the Committee based on feedback from Mr. Alvarez. The option grant for Mr. Alvarez was determined solely at the discretion of the Compensation Committee.

As discussed above, in March 2007 the Company awarded restricted stock units (“RSUs”) to employees, including the named executive officers, in lieu of raising salaries. The size of these RSU grants were 10% -15% of the executive’s base salary for 2007 and 2008, based on the value of our common stock at the time the RSUs were awarded. One-half of the shares subject to these RSUs vested in February 2008, and the remaining half will vest in February 2009, provided that the individual remains employed with the Company. The Company chose not to award any new RSUs in 2008, though it may do so again in the future.

The following table reflects the number of shares of common stock subject to options and RSUs awarded to the named executive officers during 2007:

Name	RSUs	Options

Antonio Alvarez	8,700	150,000
Ken Lee	6,500	75,000
John Allen	7,500	75,000
Victor Lee	0	35,000
Jose Arreola	9,375	75,000
Paul Novell	5,500	25,000

Employee Stock Purchase Program

The Company also offers employees, including executive officers, the opportunity to participate in the Company’s Employee Stock Purchase Program (“ESPP”). Under the Company’s ESPP, employees may purchase common stock of the Company through accumulated payroll deductions. The purchase price of the common stock acquired by employees participating in the ESPP is 85% of the closing price on either the first day of the twelve- month offering period or the last day of the purchase period, whichever is lower. Only one named executive officer participated in the ESPP in 2007.

Change of Control Severance Benefit Plan

Our Change of Control Severance Benefit Plan, in which all of our executive officers participate, was adopted in 2006 in order to consolidate our prior change in control and severance benefits with individual executives into a single uniform double-trigger plan for executive officers, to maintain the competitiveness of our executive compensation program and to remove an executive’s potential personal bias against a takeover attempt. A description of this plan is included below under the heading “Potential Payments Upon Termination or Change of Control.”

Other Benefits

We have a 401(k) plan in which all of our U.S.-based employees are entitled to participate, including the named executive officers. Employees contribute their own funds, as salary deductions, on a pre-tax basis. The Company does not match any employee contributions into the 401(k) plan. The Company provides group term life insurance, as well as health care, dental and vision benefits, to all full-time employees, including the named executive officers. The Company may in the future also provide additional statutory benefits to executive officers located in foreign countries as required by applicable law.

Compensation for the Chief Executive Officer

Mr. Alvarez joined the Company as its President and Chief Executive Officer in November 2005. In connection with his employment, Mr. Alvarez received a base salary of $350,000 and was granted a stock option to purchase 750,000 shares of the Company’s common stock, vesting over a period of four years. The option was granted at an exercise price of $5.54 per share. As a result of the Company’s decision not to raise salaries for members of the management team, Mr. Alvarez’s annual base salary for 2008 remains $350,000.

In recognition of Mr. Alvarez’s leadership skills, contributions in reviving the Company’s new product development and his role in the implementation of the Company’s diversification strategy, the Compensation Committee increased Mr. Alvarez’s target bonus from 60% to 80% of his base salary in March 2007. For 2008, Mr. Alvarez’s target bonus remains 80% of his base salary. Mr. Alvarez did not receive a bonus in 2006 or 2007 based on the Company’s failure to achieve its corporate objectives for such fiscal years.

In consideration of his experience, his leadership value to the Company, the value of his existing options, as well as equity positions of other Company executives and chief executive officers at peer companies, the Compensation Committee has awarded Mr. Alvarez option grants to purchase 150,000 shares of common stock in each of March 2007 and March 2008. These options vest in monthly installments over four-year periods beginning on the date of grant.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment,” (or “FAS 123R”). Under FAS 123R, we are required to estimate and record an expense for each award of equity compensation (including stock options and restricted stock units) over the vesting period of the award. The Compensation Committee has determined to retain for the foreseeable future our stock option program as the primary component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to FAS 123R.

Conclusion

It is the opinion of the Compensation Committee that the aforementioned compensation policies and elements provide the necessary incentives to properly align our performance and the interests of our stockholders while maintaining progressive, balanced and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives.

Summary Compensation Table

The following table shows compensation awarded or paid to, or earned by, each individual who served as the Company’s principal executive officer and principal accounting officer during the 2007 fiscal year and its other three most highly compensated executive officers at December 31, 2007 whose total annual compensation for fiscal 2007 exceeded $100,000 (the “named executive officers”):

Summary Compensation Table

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)

Antonio Alvarez,	2007	350,000	—	14,698	596,048	707	961,453
President and Chief	2006	350,000	—	—	913,084	552	1,263,636
Executive Officer
Ken Lee,	2007	260,000	—	10,946	163,694	3,045	437,684
Executive Vice President	2006	263,141	15,600	—	168,525	2,560	449,826
and Chief Technical Officer
John Allen,	2007	206,859	—	12,655	92,150	283	311,946
Chief Financial Officer	2006	195,833	8,641	—	125,206	240	329,920
and Secretary(3)
Victor Lee,	2007	120,000	—	—	120,718	41,052 (5)	281,770
Former Chief Financial Officer and Secretary(4)	2006	236,667	15,400	—	131,160	2,760	385,987
Jose Arreola,	2007	250,000	—	15,787	225,713	1,193	492,693
Executive Vice President of Engineering	2006	236,859	39,800	—	186,892	15,946	479,497
Paul Novell,	2007	206,535	—	9,262	75,419	1,538	292,754
Executive Vice President of Marketing	2006	65,820	—	—	20,642	18	86,480

(1)	Amounts shown in these columns reflect the compensation expense that we recognized in fiscal 2007 for all outstanding option and restricted stock unit awards held by the executive as determined pursuant to Statement of Financial Accounting Standards No. 123(R), excluding any estimate of future forfeitures (“FAS 123R”). The assumptions used to calculate the value of option awards are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive officer) or that the value on exercise of an option or vesting of the stock awards will be equal to the FAS 123R value shown in these columns.

(2)	Represents term life insurance premiums and, in the case of Ken Lee and Victor Lee, cash benefits related to our health benefit plans. In the case of Dr. Arreola, the amount reflected for 2006 includes a cash payment made at the time of his hire relating to his international assignment.

(3)	Mr. Allen was promoted from Vice President and Corporate Controller to Chief Financial Officer in April 2007.

(4)	Mr. Lee left the Company in June 2007.

(5)	Includes $39,576 in accrued vacation time paid to Mr. Lee upon the termination of his employment.

Stock Option Grants and Exercises

The following tables show for the fiscal year ended December 31, 2007, certain information regarding options granted to and held at year end by, the named executive officers:

Option Grants in Year Ended December 31, 2007

						All Stock	All Option
						Awards:	Awards:
						Number of	Number of	Exercise or
			Estimated Possible Payouts Under			Shares of	Securities	Base Price
			Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	of Option	Grant Date
	Grant	Approval	Threshold	Target	Maximum	Units	Options	Awards	Fair Value
Name	Date	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)(4)	($/Sh)(5)

Antonio Alvarez	3/9/07	3/9/07	0	280,000	420,000	8,750			35,088
	3/9/07	3/9/07					150,000	$4.01	275,340
Ken Lee	3/9/07	3/9/07	0	156,000	234,000	6,500			26,130
	3/9/07	3/9/07					75,000	$4.01	137,670
John Allen	3/8/07	3/8/07	0	105,000	157,500	7,500			30,150
	4/26/07	4/20/07					75,000	$3.57	120,293
Victor Lee	3/9/07	3/9/07	0	120,000	180,000		35,000 (6)	$4.01	64,246
Jose Arreola	3/9/07	3/9/07	0	150,000	225,000	9,375			37,688
	3/9/07	3/9/07					75,000	$4.01	137,670
Paul Novell	3/9/07	3/9/07	0	110,000	165,000	5,500			22,110
	3/9/07	3/9/07					25,000	$4.01	45,890

(1)	These amounts reflect the threshold, target and maximum awards assigned to our named executive officers under our 2007 Management Bonus Plan. The Company did not pay any bonuses under the 2007 Management Bonus Plan as minimum financial objectives were not achieved by the Company in 2007. For a description of the payment of bonuses to named executive officers under our compensation program, see “Compensation Discussion and Analysis” above.

(2)	In March 2007, the Company awarded restricted stock units (“RSUs”) to employees, including executive officers, in lieu of raising salaries. One-half of the shares subject to these RSUs vested in February 2008, and the remaining half will vest in February 2009, provided that the executive remains employed with the Company. If the executive is not employed by the Company at the time of vesting, any unvested shares will be forfeited.

(3)	Options were granted under our 2004 Equity Incentive Plan. The options expire 6 years from the date of grant or earlier upon termination of service. The options granted to Mr. Alvarez, Dr. Lee, Mr. Allen, Mr. Lee and Dr. Arreola vest in 48 equal monthly installments beginning on the first monthly anniversary of the grant date. The option granted to Mr. Novell vests as to 12.5% of the shares on September 9, 2007 and as to the remainder on a monthly basis over the succeeding 42 months. Vesting for all of the options listed in the table is subject to acceleration as described under the caption “Potential Payments upon Termination or Change-In-Control” below.

(4)	The exercise price of each of the option grants listed in the table was equal to or higher than the fair market value of our common stock on the date of grant (based on the closing price of our common stock on the Nasdaq Global Market on the date of grant).

(5)	The value of the RSU and option awards is based on the fair value as of the grant date of the award calculated in accordance with FAS 123R, excluding any estimate of future forfeitures. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FAS 123R value shown in this column. Similarly, there can be no assurance that the value of the RSUs at the time of vesting will be equal to the FAS 123R value shown in this column.

(6)	Mr. Lee’s option grant expired on September 29, 2007.

Outstanding Equity Awards at December 31, 2007

The following table shows for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards held at year end by the named executive officers.

	Option Awards				Stock Awards
							Market
	Number of		Number of			Number of	Value of
	Securities		Securities			Shares or	Shares or
	Underlying		Underlying			Units of	Units of
	Unexercised		Unexercised	Option		Stock That	Stock That
	Options		Options	Exercise	Option	Have Not	Have Not
	(#)		(#)	Price	Expiration	Vested	Vested
Name	Exercisable		Unexercisable	($)	Date	(#)(1)	($)(2)

Antonio Alvarez	390,625	(3)	359,375	5.54	11/29/2011	8,750	25,025
	28,125	(4)	121,875	4.01	3/9/2013

Ken Lee	150,000	(5)	0	0.24	8/12/2012
	60,000	(6)	0	0.33	12/5/2013
	27,500	(4)	12,500	6.64	3/1/2011
	54,687	(4)	70,313	5.36	3/15/2012	6,500	18,590
	14,062	(4)	60,938	4.01	3/9/2013

John Allen	57,500	(7)	0	0.50	1/12/2014
	8,525	(4)	3,875	6.64	3/1/2011
	3,937	(4)	5,063	5.36	3/2/2012
	10,937	(4)	14,063	5.20	3/15/2012	7,500	21,450
	12,500	(4)	62,500	3.57	4/20/2013

Jose Arreola	134,166	(8)	145,834	5.60	1/20/2012	9,375	26,813
	14,062	(4)	60,938	4.01	3/9/2013

Paul Novell	43,750	(9)	96,250	4.02	9/8/2012	5,500	15,730
	4,687	(10)	20,313	4.01	3/9/2013

(1)	In March 2007, the Company awarded restricted stock units (“RSUs”) to employees, including executive officers. One-half of the shares subject to these RSUs vested in February 2008, and the remaining half will vest in February 2009, provided that the executive remains employed with the Company. If the executive is not employed by the Company at the time of vesting, any unvested shares will be forfeited.

(2)	The market value of the RSUs is calculated by multiplying the closing price of our common stock on the Nasdaq Global Market on December 31, 2007 by the number of shares subject to each executive’s RSU.

(3)	The option vests as to 1/4 of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date.

(4)	The option vests as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant commencement date.

(5)	The option became exercisable on August 12, 2002, the date of grant. The shares underlying the option were subject to a right of repurchase that lapsed in August 2006.

(6)	The option became exercisable on December 5, 2003, the date of grant. The shares underlying the option were subject to a right of repurchase that lapsed in December 2007.

(7)	The option became exercisable on January 12, 2004, the date of grant. The shares underlying the option are subject to a right of repurchase that lapsed as to 1/4 of the shares on January 12, 2005 and in 36 equal monthly installments thereafter beginning on February 12, 2005 and ending in January 2008.

(8)	1/4 of the shares subject to the option became exercisable on January 20, 2007, and the remaining shares become exercisable in 36 equal monthly installments beginning on February 20, 2007.

(9)	1/4 of the shares subject to the option became exercisable on September 8, 2007, and the remaining shares become exercisable in 36 equal monthly installments beginning on October 8, 2007.

(10)	6/48 of the shares subject to the option became exercisable on September 9, 2007, and the remaining shares become exercisable in 42 equal monthly installments beginning on October 9, 2007.

Option Exercises in Fiscal 2007

There were no options exercised by named executive officers in the fiscal year ended December 31, 2007.

Potential Payments upon Termination or Change-In-Control

In June 2006, the Board, upon recommendation of the Compensation Committee, adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants include each of the named executive officers.

If, within 12 months following a change in control, a named executive officer’s employment terminates due to an involuntary termination without cause or a constructive termination, then the named executive officer would be entitled to the following benefits under the plan:

(a) a cash payment equal to the sum of the named executive officer’s base salary and target bonus for (i) 12 months for named executive officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

(b) the vesting of up to all of the Named Executive Officer’s options will accelerate in full and any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under our 2004 Equity Incentive Plan will lapse; and

(c) payment of COBRA premiums for any health, dental, or vision plan sponsored by the Company for a period of up to (i) 12 months for named executive officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer.

In addition, for the Chief Executive Officer, Chief Financial Officer and other Executive Vice Presidents, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay the excise tax associated with such severance benefits on behalf of such officers. For other executive officers, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the officer may receive a reduced amount of the affected severance benefits (the plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Internal Revenue Code).

The following table describes the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which the named executive officers would be entitled in connection with specified termination events, as if such named executive officers’ employment terminated as of December 31, 2007, the last day of our last fiscal year. There are no other agreements, arrangements or plans that entitle any named executive officers to any additional severance, perquisites or other enhanced benefits upon termination of employment.

Potential Payments Upon Termination or Change of Control

		Involuntary Termination	Involuntary Termination
		Without Cause or	Without Cause or
		Constructive Termination	Constructive Termination
		Following a Change	Without a Change
		in Control Payment	in Control Payment
Name	Benefit	($)	($)

Antonio Alvarez	Base Salary	700,000	350,000
	Bonus(1)	560,000	280,000
	Vesting Acceleration(2)	—	—
	COBRA Premiums	21,744	10,872

Total		1,281,744	640,872

Ken Lee	Base Salary	260,000	—
	Bonus(1)	156,000	—
	Vesting Acceleration(2)	—	—
	COBRA Premiums	10,872	—

Total		426,872	—

John Allen	Base Salary	210,000	52,500
	Bonus(1)	105,000	—
	Vesting Acceleration(2)	4,425	4,425
	COBRA Premiums	10,488	2,622

Total		329,913	59,547

Jose Arreola	Base Salary	250,000	62,500
	Bonus(1)	150,000	—
	Vesting Acceleration(2)	—	—
	COBRA Premiums	11,736	2,934

Total		411,736	65,434

Paul Novell	Base Salary	220,000	—
	Bonus(1)	110,000	—
	Vesting Acceleration(2)	—	—
	COBRA Premiums	7,752	—

Total		337,752	—

(1)	Represents target bonuses payable to each executive officer under the 2007 Management Bonus Plan.

(2)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options. This value was calculated by multiplying (i) the difference between the fair market value of our common stock on December 31, 2007 ($2.86) and the applicable option exercise price, by (ii) the assumed number of option shares vesting on an accelerated basis on December 31, 2007.

Employment, Severance and Change of Control Agreements

Under Mr. Alvarez’s employment agreement with us, if his employment is terminated by us without cause we would be obligated to pay severance equal to twelve months of salary, plus Mr. Alvarez’s target bonus for the year, and continued medical benefits for twelve months. If Mr. Alvarez’s employment is terminated following a change of control, Mr. Alvarez would be entitled to severance payments as described above.

Under Dr. Arreola’s employment agreement with us, if his employment is terminated by us without cause at any time, we would be obligated to pay severance equal to three months of salary and continued medical benefits for three months, and Dr. Arreola would be entitled to three months of accelerated vesting of his outstanding options and unvested stock holdings. If Dr. Arreola’s employment is terminated following a change of control, he will receive severance payments as described above.

Under Mr. Allen’s offer letter, if his employment is terminated by us without cause at any time, we would be obligated to pay severance equal to three months of salary and continued medical benefits for three months, and Mr. Allen would be entitled to three months of accelerated vesting of his outstanding options and unvested stock holdings. If Mr. Allen’s employment is terminated following a change of control, he will receive severance payments as described above.

Equity Compensation Plan Information

We have four stockholder-approved equity compensation plans: the 2000 Stock Incentive Plan, the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan, and the 2004 Employee Stock Purchase Plan. We do not have any equity compensation plans that have not been approved by our security holders. The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2007.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance under
	to be Issued upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column(a))
Plan Category	(a)	(b)(1)	(c)

Equity compensation plans approved by security holders	6,848,441	$3.78	5,687,704	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	6,848,441	$3.78	5,687,704	(2)

(1)	Represents the weighted average exercise price of outstanding stock options only.

(2)	Includes 619,475 shares reserved for issuance pursuant to the 2004 Employee Stock Purchase Plan (“ESPP”). The number of shares of common stock reserved for issuance under the ESPP automatically increases on December 31 of each year by 1.5% of the number of fully-diluted shares of common stock outstanding on such date. However, the Board has the authority under each of these plans to designate a smaller number of shares by which the authorized number of shares will be increased on such dates. In 2005, 2006 and 2007, the Board resolved that there would be no automatic increase to the ESPP for such years due to sufficient reserves already existing under the plan. The number of shares of common stock reserved for issuance under the 2004 Equity Incentive Plan automatically increases on December 31 of each year by 5% of the number of fully-diluted shares of common stock outstanding on such date. The number of shares of common stock that may be issued under the 2004 Non-Employee Directors’ Stock Option Plan is automatically increased on December 31 of each year by the number of shares of common stock subject to options granted during the prior calendar year.

Certain Relationships and Related Transactions

Employment Agreements

We have entered into employment agreements and change in control severance agreements with our executive officers. For more information regarding these agreements, see “Employment, Severance and Change of Control Agreements,” above.

Director and Officer Indemnification

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Investor Rights Agreement

We and certain of our stockholders entered into an agreement prior to our initial public offering pursuant to which these and other stockholders will have registration rights with respect to their shares of common stock. If we propose to register any of our securities under the Securities Act of 1933 either for our own account or for the accounts of other security holders, subject to certain conditions and limitations, the holders of registration rights will be entitled to include their shares of common stock in the registered offering. In addition, holders of registration rights may require us on not more than two occasions to file a registration statement under the Securities Act of 1933 with respect to their shares of common stock. Further, the holders of registration rights may require us to register their shares on Form S-3 if we are eligible to use this form. These rights terminate on the earlier of June 16, 2009 or, with respect to an individual holder, when such holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any three-month period. These registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares of our common stock included in the registration statement.

We believe that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our Board, including a majority of independent and disinterested directors in these transactions.

Stockholder Proposals for the 2009 Annual Meeting

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be submitted in writing by December 31, 2008 to the Corporate Secretary of the Company at 800 W. California Avenue, Suite 200, Sunnyvale, California 94086. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by delivering the written notice to the Corporate Secretary not later than the close of business on March 6, 2009 nor earlier than the close of business on February 4, 2009. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Leadis stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to the Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086, or contact John K. Allen, our Corporate Secretary, at (408) 331-8600. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annual Report on Form 10-K

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ John K. Allen
John K. Allen
Chief Financial Officer and Secretary

April 29, 2008

Appendix A
LEADIS TECHNOLOGY, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Adopted March 5, 2004

I.   Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Leadis Technology, Inc. (the “Company”) shall be to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to: (i) the Company’s corporate accounting, financial reporting practices and audits of financial statements; (ii) the Company’s systems of internal accounting and financial controls; (iii) the quality and integrity of the Company’s financial statements and reports; and (iv) the qualifications, independence and performance of any firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”). Prior to the date that the Company’s stock is registered under the Exchange Act (as defined below), the obligations and duties of the Committee shall be subject to the discretion of the Company as it deems necessary and appropriate.

II.  Composition and Meetings

A. Composition.  Until such time as the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Reporting Date”), the Committee shall consist of at least two (2) members of the Board. On and after the Reporting Date, the Committee shall consist of at least three (3) members of the Board. On and after the Reporting Date, no Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with the applicable independence requirements of The Nasdaq Stock Market (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), including any exceptions permitted by such requirements. On and after the Reporting Date, each member shall meet such other qualifications for membership on an audit committee as Nasdaq may promulgate from time to time, including being able to read and understand fundamental financial statements at the time of appointment. On and after the Reporting Date, at least one member shall satisfy any applicable Nasdaq and SEC financial experience requirements as in effect from time to time. The members of the Committee and the Committee’s Chairperson shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board.

B. Meetings.  The Committee will hold at least four (4) regular meetings per year and additional meetings as the Committee deems appropriate. Meetings may be called by the Chairperson of the Committee or the Chairman of the Board.

III.  Minutes and Reports

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairperson of the Committee will report to the Board from time to time, or whenever so requested by the Board.

IV.  Authority

The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to retain, at the Company’s expense, advice and assistance from internal and external legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Company shall make available to the Committee all funding necessary for the Committee to carry out its duties, including, without limitation, the payment of such expenses. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

V.  Responsibilities

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and Delaware General Corporation Law, each as in effect from time to time. The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the Auditors and shall report the results of its activities to the Board. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose, the Committee shall, to the extent the Committee deems necessary or appropriate, be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. Evaluation and Retention of Auditors.  To evaluate the performance of the Auditors, to assess their qualifications and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new Auditors for the ensuing year.

2. Approval of Audit Engagements.  To determine and approve engagements of the Auditors, prior to commencement of such engagement, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the compensation to be paid to the Auditors, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next meeting.

3. Approval of Non-Audit Services.  Prior to the Reporting Date, to determine and approve engagements of the Auditors, prior to commencement of such engagement (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. Audit Partner Rotation.  On and after the Reporting Date, to monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules.

5. Auditor Conflicts.  At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6. Audited Financial Statement Review.  On and after the Reporting Date, to review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

7. Annual Audit Results.  To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the accounting principles, the reasonableness of significant judgments and estimates, any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

8. Quarterly Results.  On and after the Reporting Date, to discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the

Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the Auditors under generally accepted auditing standards.

9. Accounting Principles and Policies.  To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management and any other significant reporting issues and judgments.

10. Risk Assessment and Management.  To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

11. Management Cooperation with Audit.  To review with the Auditors any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

12. Management Letters.  To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

13. Disagreements Between Auditors and Management.  To review with the Auditors and management any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any such conflicts regarding financial reporting.

14. Internal and Financial Reporting Controls.  To confer with the Auditors and with the management of the Company regarding the scope, adequacy and effectiveness of internal financial reporting controls in effect including any special audit steps taken in the event of material control deficiencies.

15. Separate Sessions.  Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

16. Complaint Procedures.  Prior to the Reporting Date, to establish procedures, when and as required by applicable laws and rules, or as otherwise deemed appropriate by the Committee, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17. Regulating and Accounting Initiatives.  To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

18. Related Party Transactions.  Prior to the Reporting Date, to review and approve related-party transactions and review other issues arising under the Company’s Code of Conduct or similar policies as required by Nasdaq rules.

19. Investigations.  To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

20. Proxy Report.  On and after the Reporting Date, to prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

21. Annual Charter Review.  To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

22. Report to Board.  To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the performance or independence of the Company’s Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

23. General Authority.  To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

The Auditors shall be ultimately accountable to the Committee, as representatives of the Company’s stockholders. It shall be management’s responsibility to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE
The Board of Directors recommends a vote ’FOR“ the nominees for director listed below and ’FOR“ Proposal 2.

Proposal 1:	To elect three directors to hold office until the 2011 Annual Meeting of Stockholders.
		FOR	WITHHELD
	Nominees:		FOR ALL
	01 Antonio Alvarez 02 Alden Chauvin, Jr. 03 James Plummer, Ph.D.	☐	☐

To withhold authority to vote for any nominee write such nominee’s name below:

	FOR	AGAINST	ABSTAIN
Proposal 2:
To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers, LLP as the independent registered public accounting firm of Leadis Technology, Inc. for its fiscal year ending December 31, 2008.
	☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt from Leadis Technology, Inc., prior to the execution of this Proxy, of a Notice of Meeting, a Proxy Statement and an Annual Report to Stockholders.

Signature	Signature	Date

NOTE: Please sign as name appears here on. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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LEADIS TECHNOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 4, 2008
     The undersigned hereby appoints Antonio Alvarez and John Allen, and each of them, each with full power of substitution, to act as attorney and proxy for the undersigned to vote all shares of common stock of Leadis Technology, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the company’s offices located at 800 W. California Avenue, Suite 200, Sunnyvale, California, on Wednesday, June 4, 2008, at 11:30 a.m. local time, and at any and all adjournments thereof.
     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS STATED.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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